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                                                                    EXHIBIT 23.2


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


The Board of Directors
Medical Properties Trust, Inc:


We consent to the incorporation by reference in the registration statement on Form S-8 of Medical Properties Trust, Inc. of our report dated March 16, 2005, with respect to the consolidated balance sheets of Medical Properties Trust, Inc. and subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for the year ended December 31, 2004 and for the period from inception (August 27, 2003) to December 31, 2003, and the related financial statement schedule which report appears in the registration statement on Form S-11 of Medical Properties Trust, Inc. dated July 7, 2005.


/s/ KPMG, LLP

July 13, 2005
Birmingham, Alabama